Kabbage® **Business Loan Agreement**

Date: Oct 24, 2019 10:03 AM Eastern

Borrower Information
Account Number: 224874
Borrower: Puradyn
Borrower Address: 2017 High Ridge Road, Boynton Beach, FL 33426
Business Representative/Guarantor: Edward Vittoria
Marketplaces: Bank of America - *0649
Financial Transaction Channels: ACH Account: Bank of America - *0649

Lender: **Celtic Bank**
Salt Lake City, Utah

Fees
Late Fee: Up to $100
Returned Payment Fee: $20

SMARTBOX™
Capital Comparison Tool

This tool is provided to help you understand and assess the cost of your small business financing.

The calculations below involve certain key assumptions about this Loan, including that the Loan is paid off in its entirety according to the agreed payment schedule and that no repayments are missed.

Loan Amount ***$43,100.00***	***Disbursement Amount*** (minus fees withheld)[1] ***$43,100.00***		***Repayment Amount*** ***$50,211.50***		***Term*** (repaid monthly) ***12 Months***
METRIC	**METRIC CALCULATION**				**METRIC EXPLANATION**
Total Cost of Capital $7,111.50	Interest Expense: Loan Fee: Origination Fee: Other Fees: **Total Cost of Capital:**			**$0.00** **$7,111.50** **$0.00** **$0.00** **$7,111.50**	This is the total amount that you will pay in interest or Loan Fees and other fees for the Loan. The amount does not include fees and other charges you can avoid, such as late payment fees and returned payment fees.[2]
Annual Percentage Rate (APR)[3] 26.56%	Your loan will have monthly payments of: APR:			**See Specific Monthly Schedule below** **26.56%**	This is the cost of the Loan – including total interest or Loan Fees and other fees – expressed as a yearly rate. APR takes into account the amount and timing of capital you receive, fees you pay, and the periodic payments you make. While APR can be used for comparison purposes, it is not an interest rate and is not used to calculate your interest expense or Loan Fee.
Average Monthly Payment $4,184.29	Repayment Amount: Term (in months): **Average Monthly Payment:** Specific Monthly Schedule (if available): Months 1-6: Months 7-12:			**$50,211.50** **÷12 Months** **$4,184.29** **$4,238.17** **$4,130.42**	This is the average monthly repayment amount of the Loan, which does not include fees and other charges you can avoid, such as late payment fees and returned payment fees.[2] This is an estimate for comparison purposes only.
	Interest Expense or Loan Fee:			**$7,111.50**	

Cents on the Dollar (excluding fees) 16.50¢	Loan Amount: ÷**$43,100.00** **Cents on the Dollar** (excluding fees): 16.50¢	This is the total amount of interest or Loan Fee paid per dollar borrowed. This amount is exclusive of fees.
Prepayment	Does prepayment of this Loan result in any new fees or charges?	***No*** (see Section 1.5)
	Does prepayment of this Loan decrease the total interest or Loan Fees owed?	***Yes***

[1]The Disbursement Amount is the amount of capital that a business receives and may be different from the Loan Amount. The Disbursement Amount is net of fees withheld from the Loan Amount. A portion of the Disbursement Amount may be used to pay off any amounts owed from a prior loan or an amount owed to a third party.

[2]Your business may incur other fees that are not a condition of borrowing, such as late payment fees, returned payment fees, or monthly maintenance fees. Those fees are not reflected here. See the agreement for details on these fees (see Sections 1.7 and 1.3).

[3]APR should be considered in conjunction with the Total Cost of Capital. APR may be most useful when comparing financing solutions of similar expected duration. APR is calculated here according to the principles of 12 C.F.R. § 1026 (Regulation Z), using twelve (12) payment periods per year.

This Business Loan Agreement – ("Agreement") is made by and between **Celtic Bank**, its successors, assigns and representatives ("we," "us," "our" or "Bank") and the business listed above ("you" or "Borrower"), along with the individual who submitted the application on behalf of Borrower and provides a personal guarantee on this Loan ("Business Representative"), as of the date specified above. Celtic Bank, Borrower and Business Representative may be referred to as a "Party" or collectively as "Parties" herein.

☑ By checking this box Borrower and Business Representative each understands that it has the responsibility to read this Agreement and has had an opportunity to do so.

☑ By checking this box Borrower and Business Representative each also agrees that each party included in this Agreement intends to authenticate this writing, agrees to all its terms, and electronically signs this Agreement with the same force and effect as a manual signature.

Consent to Electronic Disclosure.

☑ **By checking this box** the Borrower and Business Representative ("you" or "your" for purposes of this consent) each confirm that you can access transaction information by visiting www.kabbage.com and logging in and each agree to receive this Agreement and subsequent disclosures and notices (collectively, "Subsequent Disclosures") electronically. Electronic copies of periodic statements and Subsequent Disclosures will be provided on the *Kabbage®* business loan website. To access, view and retain electronic disclosures on the *Kabbage®* business loan website, you must have a computer with Internet access and either a printer connected to your computer to print disclosures/notices or sufficient hard drive space available to save the information. The minimum software requirements include browser software that supports 128-bit security encryption and Adobe Reader® version 9.0 or higher. You acknowledge that you are able to access the *Kabbage®* business loan website (www.kabbage.com) and print, or otherwise retain, electronic disclosures. You may request a paper copy of any legally required disclosure by contacting us at *Kabbage®* Business Loan-Paper Disclosure Request, P.O. Box 77081, Atlanta, GA 30357. You may also withdraw your consent to electronic disclosures by contacting us in the same manner. If you withdraw your consent to electronic disclosures, we may elect to terminate the relationship with you. You agree to provide us with your current e-mail address for notices. If your e-mail address changes, you must send us a notice of the new address by writing to us at least five days before the effective date of the change at *Kabbage®* Business Loan Email Address Change, P.O. Box 77081, Atlanta, GA 30357.

We are not a party to any purchase transaction between you and either a recipient of the proceeds of a Loan or a merchant accepting a payment card onto which the proceeds of a Loan was loaded (either, a "Recipient"). Consequently, any disputes or concerns you have regarding your purchases from/transactions with or the amounts you owe to the Recipient are to be solely resolved between you and the Recipient alone, and you understand and agree that to the greatest extent not prohibited by applicable law (a) the Recipient's actions or omissions have no bearing on, and will not give rise to any defense under, your agreement with us, and (b) we will have no liability to you in connection with such purchases or transactions.

THIS IS A COMMERCIAL LOAN. YOU AGREE NOT TO USE ANY PORTION OF THE AMOUNT LOANED FOR PERSONAL, FAMILY OR HOUSEHOLD PURPOSES AND NOT TO REPAY US FROM ANY CONSUMER ACCOUNT.

I. BUSINESS LOAN

1.1. Business Loan. You agree to borrow, and we agree to lend to you, the Loan Amount set forth above. You promise to repay the

Repayment Amount shown above, plus Costs (as defined in Section 1.4 below), plus all other amounts that may become due us under this Agreement, according to the payment schedule set forth below. You will provide us, at all times during this Agreement, with sufficient access to view the activity in (a) your commercial transaction account(s), including, but not limited to, (i) your PayPal business account, the details of which you have provided to us (individually and collectively, as appropriate, your "Business Payment Account"), (ii) one or more designated business checking accounts, the details of which you have provided to us (individually and collectively, as appropriate, your "Bank Account"), (b) the marketplace(s) where you do business, and (c) such other accounts and sales and shipping data as we deem necessary and appropriate, for the purpose of monitoring your business activity and finances. You agree to repay us in U.S. dollars.

Borrower and Business Representative each understand, acknowledge and agree that Borrower is entering into this Agreement as a commercial transaction and that your agreement not to use any portion of the amount loaned for personal, family or household purposes and not to repay us from any consumer account means that certain important duties imposed upon transactions and communications for consumer purposes, and certain important rights conferred upon consumers, pursuant to federal or state law, will not apply to any aspect of this transaction. Borrower and Business Representative also understand, acknowledge, and agree that we may be unable to confirm whether, for example, any particular use of any amount loaned or any particular payment conforms to this section. Borrower and Business Representative understand, acknowledge, and agree that a breach by Borrower of the provisions of this section will not affect our right to (i) enforce this Agreement, regardless of the purpose for which any amount loaned is in fact used, or (ii) use any remedy legally available to us in a commercial transaction, even if that remedy would not have been available had any amount loaned been disbursed for consumer purposes or payment delivered from a consumer account.

You agree to notify us within five (5) business days if (i) the details of your Business Payment Account or Bank Account change, (ii) you open any new account that is similar or (iii) you close your Business Payment Account or Bank Account or any similar account. Furthermore, with regard to information about any marketplace or other service provider that you provided to us to determine the amount of your Loan, you agree to notify us promptly if (i) the details of your account with any such marketplace or other service provider change, (ii) you open a new account with any such marketplace or other service provider or (iii) you close your account with any such marketplace or other service provider.

1.2. Distribution of Proceeds. Proceeds of the Loan can be distributed to you in one of six methods that you hereby elect:

a. via automated clearing house in one-to-three business days to a Bank Account, as defined in Section 1.1, registered on your established *Kabbage®* profile;
b. to a Business Payment Account, as defined in Section 1.1, registered on your established *Kabbage®* profile;
c. via a valid, non-expired debit card registered on your established *Kabbage®* profile that is linked to your Bank Account, as defined in Section 1.1, **subject to a Debit Card Express Fee of up to $24.95 per disbursement** payable in full with your next Minimum Monthly Payment under Section 1.5 below;
d. onto a prepaid debit card ("Card") issued pursuant to the *Kabbage®* Card Program Terms and Conditions found at https://app.kabbage.com/CardRegistration/TermsAndConditions. You must elect and qualify to participate in the *Kabbage®* Card Program and, if approved, disbursement of Loan proceeds via the Card will be subject to additional terms and conditions as set forth in the *Kabbage®* Card Program Terms and Conditions by and among you, *Kabbage®* and the Bank that issues the Card. In addition, participants in the *Kabbage®* Card Program will be subject to additional terms and conditions imposed by *Kabbage®* as set forth on the *Kabbage®* website. Each disbursement via a transaction under the *Kabbage®* Card Program will constitute a separate extension of credit, with each disbursement constituting a Loan for a separate six (6) month Term. Disbursements shall be, in the aggregate, limited to the total amount of the line of credit for which you are approved;
e. via a wire transfer to your Bank Account, as defined in Section 1.1, subject to our prior approval. **This type of transaction is subject to a Wire Transfer Fee of $45.00 per disbursement**, payable in full with your next Minimum Monthly Payment; or
f. pursuant to your written instruction, directly to a third party.

1.3. Term. This Loan has a twelve (12) month term (the "Term"). Monthly payments are due as set forth in the payment schedule below.

1.4. Cost.

We will impose a fee ("Cost") for each month or partial month that any portion of Loan proceeds remains outstanding until maturity. The portion of Loan proceeds deemed to be outstanding is the amount of proceeds disbursed: (i) through ACH, (ii) PayPal, (iii) via a debit card, (iv) via the prepaid debit card issued under the *Kabbage®* Card Program, or (v) via a wire transfer. You may avoid additional Costs by repaying your outstanding Loan balance in full at any time without penalty. We may continue to impose additional Costs at the rate in effect immediately before maturity if any portion of the Loan remains unpaid.

1.5. Cost Schedule.

If the outstanding balance of your Loan is paid before the Anniversary Date, then, you will not be required to pay Costs for the subsequent months. The Anniversary Date is the date of the month on which you take the Loan and occurs monthly thereafter on the same date. However, if your Anniversary Date occurs on a date which does not repeat every month (e.g., the 31st), your Anniversary Date for that month will be the last day of that month.

If you repay your loan in full before:	Your anticipated (total) Cost will be:
First Monthly Anniversary Date	$646.50
Second Monthly Anniversary Date	$1,293.00
Third Monthly Anniversary Date	$1,939.50
Fourth Monthly Anniversary Date	$2,586.00
Fifth Monthly Anniversary Date	$3,232.50
Sixth Monthly Anniversary Date	$3,879.00

Seventh Monthly Anniversary Date	$4,417.75
Eighth Monthly Anniversary Date	$4,956.50
Ninth Monthly Anniversary Date	$5,495.25
Tenth Monthly Anniversary Date	$6,034.00
Eleventh Monthly Anniversary Date	$6,572.75
Twelfth Monthly Anniversary Date	$7,111.50

1.6. Minimum Monthly Payments. You agree to make minimum monthly payments (each a "Minimum Monthly Payment") in the amounts specified below on each scheduled monthly payment due date ("Payment Due Date") shown on your monthly statement(s). You may direct third parties to make all or partial payments on your behalf. The Minimum Monthly Payment for this Loan will be:

Payment Due Date	Scheduled Minimum Monthly Payment:	Monthly Fee %
First Payment Due Date	$4,238.17*	1.50%
Second Payment Due Date	$4,238.17*	1.50%
Third Payment Due Date	$4,238.17*	1.50%
Fourth Payment Due Date	$4,238.17*	1.50%
Fifth Payment Due Date	$4,238.17*	1.50%
Sixth Payment Due Date	$4,238.17*	1.50%
Seventh Payment Due Date	$4,130.42*	1.25%
Eighth Payment Due Date	$4,130.42*	1.25%
Ninth Payment Due Date	$4,130.42*	1.25%
Tenth Payment Due Date	$4,130.42*	1.25%
Eleventh Payment Due Date	$4,130.42*	1.25%
Twelfth Payment Due Date	$4,130.38*	1.25%

*Or all amounts due under this Agreement if less than the amount shown

You may at any time pay more than the Minimum Monthly Payment without penalty. <u>Any amounts due under this Agreement and remaining unpaid on the final scheduled Payment Due Date are due on that date.</u>

1.7. Total Minimum Monthly Payment. At least 10 calendar days in advance of each Payment Due Date, we will notify you of the following for the Loan(s) listed on your monthly statement(s): (i) the current Minimum Monthly Payment, plus (ii) any previous Minimum Monthly Payment remaining unpaid, in whole or in part, plus (iii) any billed but unpaid fees [collectively, (i) through (iii) are your "Total Minimum Monthly Payment" for each monthly statement]. See Section 1.12 (Payments) below. You may receive more than one monthly statement from us. You are responsible for paying the "Total Minimum Monthly Payment" on each monthly statement on time.

Late Fee. If you fail to pay the Total Minimum Monthly Payment amount on time, you agree that we may assess a Late Fee of:

- **$10** if the aggregate outstanding balance of the Loans listed on the monthly statement plus any Late Fees and Returned Payment Fees is equal to or greater than $35 but less than $500;
- **$35** if the aggregate outstanding balance of the Loans listed on the monthly statement plus any Late Fees and Returned Payment Fees is equal to or greater than $500 but less than $5,000;
- **$100** if the aggregate outstanding balance of the Loans listed on the monthly statement plus any Late Fees and Returned Payment Fees is equal to or greater than $5,000.

1.8. Application of Payments. With regard to all loans listed on your monthly statement, payments received will be applied first to Late Fees and Returned Payment Fees to the extent included in your Total Minimum Monthly Payment due, then to Loans listed on your monthly statement, in order of the oldest Loan first, then the second oldest Loan, and so on; <u>provided</u>, <u>however</u>, that if one or more of your Loans is delinquent, we may apply payments first to delinquent Loans at our sole discretion. With respect to any particular Loan, payment will be applied as described in the Loan Agreement associated with that Loan. With respect to this Loan, payment will be applied first to any fees associated with this Loan, then to Cost, and finally to principal, each to the extent included in your Total Minimum Monthly Payment due. Payments will be applied based on fees and Costs posted as of the day of payment application which may be different from the fees and Costs listed on your monthly statement. Any amount received in excess of your Total Minimum Payment due will be applied in the same order as your Total Minimum Monthly Payment. Any payment in excess of the Total Minimum Monthly Payment due does not relieve you of your obligation to make your next scheduled Total Minimum Monthly Payment.

1.9. Borrower's Contractual Covenants. You agree:

i. Not to use any amount loaned for personal, family or household purposes and not to repay us from any consumer account;
ii. Not to materially change the nature of the business that you conduct from the type of business originally disclosed to us in connection with this Agreement and, unless we are adequately notified in advance, to conduct your business substantially in accordance with past practices;
iii. To take all steps necessary to provide us with access to view the activity in your Business Payment Account, Bank Account and marketplaces where you do business and to such other accounts and sales and shipping data as we deem necessary and appropriate, for the purpose of monitoring your business activity and finances;
iv. Not to reduce or remove, or cause anyone to reduce or remove, our access, once granted, to your Business Payment Account, Bank Account, marketplaces where you do business and such other accounts and sales and shipping data as we have deemed necessary and appropriate;
v. With regard to information about any marketplace or other service provider that you provided to us to determine the amount of your Loan, to notify us promptly if the details of your account with such marketplace or other service provider changes, you open a new account, or

you close your account;

vi. To use your Business Payment Account in a volume consistent with the level of transactions you processed through such account(s) when you received your Loan, or otherwise ensure that funds sufficient to satisfy your obligations under this Agreement are deposited into your Business Payment Account or Bank Account;
vii. To maintain a minimum balance in your Business Payment Account or Bank Account, as appropriate (as required by Section 1.12 below);
viii. To collect on your sales promptly, in compliance with all applicable federal, state and local laws, rules and regulations and consistent with your past collection practices;
ix. To make payments to us (in U.S. dollars) on the applicable "Payment Due Date";
x. Not to take any action to discourage the use of your Business Payment Account and not to permit any event to occur that could have an adverse effect on the use, acceptance or authorization of your Business Payment Account for the purchase of services and/or products by your customers;
xi. Not to open a new account other than the Business Payment Account or Bank Account (collectively, the "Accounts") into which your sales will be deposited and not to take any action to cause future sales to be settled or paid to any account other than the Accounts;
xii. Not to sell, dispose, convey or otherwise transfer your business or assets without our express prior written consent and the prior payment or assumption of all of your obligations under this Agreement pursuant to documentation reasonably satisfactory to us;
xiii. Not to take any intentional action that would substantially impair or reduce your generation or collection of accounts receivable adequate to satisfy your obligations under this Agreement without our prior written permission;
xiv. Not to terminate your authorization of scheduled debits in Section 1.12, stop payment on any debit authorized pursuant to Section 1.12, claim that a debit transaction pursuant to Section 1.12 is unauthorized, or seek a refund, return, chargeback or dispute of a credit card transaction related to a payment under Section 1.12; and
xv. To notify us promptly if, with regard to any Business Payment Account or Bank Account, the details of your account change, you open a new account, or you close your account.

Collectively, the preceding items (i) through (xv) are your "Borrower Contractual Covenants".

1.10. Further Inquiries. Borrower and Business Representative authorize Bank, its agents and representatives, and any credit reporting agency engaged by Bank, to (i) request information about and investigate Borrower and Business Representative and any references given or any other statements or data obtained from or about Borrower or Business Representative for the purpose of this Agreement and (ii) pull credit reports, whether in connection with Borrower's application for a loan or at any time thereafter for so long as Borrower and/or Business Representative continue to have any obligation owed to Bank.

1.11. Business Representative's Personal Guarantee of Borrower's Performance of Borrower Contractual Covenants and Payment of Outstanding Loan Amounts. Business Representative personally and unconditionally guarantees the performance of all of the covenants of Borrower in this Agreement, specifically including the Borrower Contractual Covenants above and Borrower's payment obligations herein. Specifically, Business Representative guarantees payment of all amounts owed by Borrower and that such payments will be made strictly in accordance with the terms of any and all Loans of Borrower. Business Representative's guarantee of payment hereunder is independent of the Borrower's obligation of payment and a separate Claim may be brought against the Business Representative to enforce this Loan, whether or not any Claim is made against Borrower. The liability of Business Representative hereunder is irrevocable, continuing, absolute and unconditional.

1.12. Payments.

i. Automatic Payment Authorization. You authorize us to initiate, on each Payment Due Date, an automatic electronic debit from your Business Payment Account or Bank Account, as appropriate, in the amount of the Total Minimum Monthly Payment; provided, however, that if a Payment Due Date falls on a Saturday, Sunday or holiday, then the debit may be initiated on the next business day. Any separate payments that you make on or before a Payment Due Date will not affect this authorization. You understand that your Total Minimum Monthly Payment may vary from time to time but will in no event exceed the total outstanding Loans. We will not be liable for any fees that you may incur if we are unable to debit your Total Minimum Monthly Payment under this authorization. We also are not responsible for any fees imposed on you by the provider of any Business Payment Account or Bank Account as the result of any authorized debit or any payments made directly by you under this Agreement. You agree that Automated Clearing House transactions must comply with the provisions of U.S. law and you agree to be bound by the National Automated Clearing House Association Operating Rules, as in effect from time to time and to the extent applicable, in connection with all such transactions.
ii. Payment Failure. If a debit is rejected or if you otherwise fail to pay your Total Minimum Monthly Payment when due, you agree that we may (A) terminate further automatic debits, in which case you will be responsible for making all further payments directly and in a timely manner, (B) debit your Business Payment Account and Bank Account, at any time and from time to time, for any amounts due us until paid in full, (C) subject to any right to notice of default and right to cure required by state law (which you agree to waive to the greatest extent possible), declare all outstanding Loans immediately due and payable and (D) pursue any and all other remedies available to us.
iii. Account Maintenance. You agree to maintain in your Business Payment Account or Bank Account, as appropriate, sufficient funds to meet each Total Minimum Monthly Payment obligation. We may initiate a debit at any time on a Payment Due Date, including prior to the time that we open for business on any business day. Consequently, you understand that funds must be available by the end of the business day prior to the applicable Payment Due Date and maintained in your Business Payment Account or Bank Account until the debit is processed.
iv. Terminating or Disputing Authorization; Stopping Payment. You may terminate your automatic electronic debit authorization by notifying us in writing at least three (3) or more business days before a scheduled Payment Due Date, and your termination will be effective three (3) business days after the date your notice is received by us. If you call us, we may ask you to send your request in writing to us within 14 calendar days of your call. Terminating this automatic debit authorization, stopping payment on a scheduled debit, or claiming that a

debit transaction pursuant to this Section 1.12 is unauthorized, is an event of default under this Agreement; as a result, we may initiate manually one or more debits to your Business Payment Account or Bank Account, at any time and from time to time, for all amounts due us. We may modify or terminate automatic debiting for any reason by notifying you in writing at your last known address in our records, or by email at the address associated with your *Kabbage®* profile. Following the date of any termination of automatic debits by you or by us, you will be responsible for making all further payments directly and in a timely manner.

v. Alternative Payment. If for any reason we are unable to initiate an electronic debit, you agree that we may prepare and deposit a remotely created check in the same amount.

vi. Credit Card Transactions. We do not accept payments from consumer accounts. If you choose to provide a credit card number as back-up funding for your Business Payment Account, you agree to waive any right of chargeback or dispute as to any commercial transaction involving us and your Business Payment Account. You agree that your obligation to pay under this Agreement is not related to any consumer transaction. There can be no ground for any refund or return. All payments to us are final. You agree that we may apply any credit balance to any outstanding Loan or other obligation you have with us or issue a check to you.

vii. Other Payments. You may make additional or alternative payments at any time. Payments by postal mail should be sent, postage paid, to the following address: ***Kabbage®* Business Loan Payments, P.O. Box 77081, Atlanta, GA 30357.** You may also call Customer Service to arrange payments by overnight delivery, telephone, or other acceptable method. Payments made to any other address than as specified by us may result in a delay in processing and/or crediting for which we will not be responsible. All payments must be made in good funds by check, money order, automatic payment from an account at an U.S. institution offering such service, or other instrument, in U.S. dollars. You are solely responsible for any costs associated with a payment. Payments received after 5:00 p.m. (ET) on any day will be credited on the next day. Credit to your account may be delayed up to five (5) calendar days if a payment (a) is not received at the above address, (b) is not made in U.S. dollars drawn on a U.S. financial institution located in the U.S., (c) contains more than one payment, or (d) includes staples, paper clips, tape, a folded check, or correspondence of any type.

viii. Acceptance of Late and Partial Payments; Disputed Amounts. We may accept late or partial payments without losing any of our rights under this Agreement. You agree not to send us partial payments marked "paid in full," "without recourse," or similar language. If you send such a payment, we may accept it as an accommodation to you without losing or waiving any of our rights under this Agreement. **All written communications concerning disputed amounts, including any check or other instrument that indicates that the payment constitutes "payment in full" of your payment or fee obligations or that is tendered with other conditions or limitations or as full satisfaction of a disputed amount, must be mailed or delivered to *Kabbage®* Business Loan Dispute Resolution, P.O. Box 77081, Atlanta, GA 30357.**

1.13. Returned Payment Fee. If a payment is rejected, returned or dishonored, for any reason, we may assess a **Returned Payment Fee** in the amount of **$20**, which fee will be in addition to any Late Fee that may be due.

1.14. Events of Default. You will be in default if any of the following happen: (i) you fail to make any payment under this Agreement when due; (ii) you break any promise you have made to us, or you fail to comply with or to perform any term, obligation, covenant, or condition under this Agreement; (iii) you terminate your automatic scheduled debit authorization, stop payment on any authorized debit pursuant to Section 1.12 or claim that a debit transaction pursuant to Section 1.12 is unauthorized; (iv) you are in default under any loan, security agreement, or any other agreement, in favor of any other party to whom you owe debt; (v) any representation or statement made or furnished to us by you or on your behalf is false or misleading either now or at the time made or furnished; (vi) a material change occurs in your ownership or organizational structure (acknowledging that any change in ownership will be deemed material when ownership is closely held); (vii) you liquidate or dissolve, or enter into any consolidation merger, partnership, joint venture, or other combination without our prior written consent; (viii) you sell any assets except in the ordinary course of your business as now conducted, or sell, lease, assign, or transfer any substantial part of your business or fixed assets or any property or other assets necessary for the continuance of your business as now conducted, including, without limitation, the selling of any property or other assets accompanied by the leasing back of the same; (ix) any guaranty of performance given to us ceases to be in full force and effect or is declared to be null and void; or the validity or enforceability thereof is contested in a judicial proceeding; or Business Representative denies that Business Representative has any further liability under such guaranty; or Business Representative defaults in any provision of any guaranty, or any financial information provided by Business Representative is false or misleading; (x) if you are a sole proprietorship, the Business Representative dies; if you are a trust, a trustor dies; if you are a partnership, any general or managing partner dies; if you are a corporation, any principal officer or 10.00% or greater shareholder dies; if you are a limited liability company, any managing member dies; if you are any other form of business entity, any person(s) directly or indirectly controlling ten percent (10.00%) or more of the ownership interests of such entity dies; (xi) any creditor tries to take, by foreclosure, seizure, repossession, receivership, or otherwise, any of your property on or in which we have a lien or security interest; (xii) a judgment is entered against you or Business Representative in the aggregate amount of $250 or more that is not satisfied within thirty (30) days or stayed pending appeal; (xiii) an involuntary lien is attached to any of your or Business Representative's assets or property and not satisfied within thirty (30) days or stayed pending appeal; or (xiv) any of the events described in this default section occurs with respect to Business Representative. Collectively, the preceding items (i) through (xiv) are "Events of Default."

1.15. Our Rights upon Default. Upon default, we may accelerate your obligations by demanding the immediate payment of all amounts due or to become due in the future, suspend your ability to obtain further Loans, and initiate a Claim against Borrower and Business Representative. We may also initiate one or more debits to your Business Payment Account or Bank Account, at any time and from time to time, for all amounts due us.

1.16. Attorneys' Fees and Collection Costs. To the extent not prohibited by applicable law, Borrower or Business Representative shall pay us, on demand, any and all expenses, including, but not limited to, arbitration filing and other fees, collection costs, attorneys' fees, and all other expenses of a like or unlike nature, which may be expended by us to obtain or enforce payment obligations of Borrower or guarantee obligations of Business Representative.

1.17. Limitation of Liability. In no event shall our aggregate liability for any Claim arising under this Agreement (whether in contract, tort,

warranty or otherwise) exceed the total of Costs and fees paid by Borrower in the twelve (12) months preceding the date that the most recent Claim arose. Notwithstanding anything contained in this Agreement to the contrary, and except as expressly prohibited by applicable law, no Party to this Agreement shall be liable to another Party for any indirect, special, incidental, consequential, punitive, or exemplary damages of any kind (including without limitation, lost revenues, loss of profits, or loss of business), arising from this Agreement or relating to the obligations hereunder, even if advised of such potential damages.

1.18. Notice of Borrower or Business Representative Default. You agree to furnish to us, immediately upon becoming aware of the existence of any condition or event which with the lapse of time or failure to give notice would constitute an event of default under this Agreement, written notice specifying the nature and period of the existence of such condition or event and any action which you are taking or propose to take with respect thereto.

II. CLAIMS RESOLUTION, AGREEMENT TO ARBITRATE

2.1. SIGNIFICANCE OF ARBITRATION; LIMITATIONS AND RESTRICTIONS. IN ARBITRATION, NEITHER YOU NOR WE WILL HAVE THE RIGHT TO (i) HAVE A COURT OR JURY DECIDE THE CLAIM BEING ARBITRATED, (ii) ENGAGE IN PRE ARBITRATION DISCOVERY (THAT IS, THE RIGHT TO OBTAIN INFORMATION FROM THE OTHER PARTY) TO THE SAME EXTENT THAT YOU OR WE COULD IN COURT, (iii) PARTICIPATE AS A REPRESENTATIVE OR MEMBER OF ANY CLASS OF CLAIMANTS IN A CLASS ACTION, IN COURT OR IN ARBITRATION, RELATING TO ANY CLAIM SUBJECT TO ARBITRATION OR (iv) JOIN OR CONSOLIDATE CLAIMS OTHER THAN YOUR OWN OR OUR OWN. OTHER RIGHTS AVAILABLE IN COURT MAY NOT BE AVAILABLE IN ARBITRATION. FOR PURPOSES OF THIS AGREEMENT TO ARBITRATE "YOU" OR "YOUR" INCLUDES THE BORROWER OR BUSINESS REPRESENTATIVE.

2.2. Broad Meaning of "Claims." The term "Claims" in this Agreement is to be given the broadest possible meaning and includes (by way of example and without limitation) Claims arising from or relating to (i) this Agreement based upon contract, tort, fraud, statute, regulation, common law and equity, (ii) any transactions effected pursuant to this Agreement, (iii) terms of or change or addition of terms to this Agreement, (iv) collection of any obligation arising from this Agreement, (v) advertisements, promotions or oral or written statements relating to this Agreement or any transactions between us pursuant to this Agreement, including any Claims regarding information obtained by us from, or reported by us to, credit reporting agencies or others, (vi) Claims between you and us or our parent corporations, wholly or majority owned subsidiaries, affiliates, predecessors, successors, assigns, agents, independent contractors, employees, officers, directors or representatives arising from any transaction between us pursuant to this Agreement and (vii) Claims regarding the validity, enforceability or scope of this Arbitration section or this Agreement including but not limited to whether a given claim or dispute is subject to arbitration.

2.3. Arbitration. All Claims shall be resolved through arbitration pursuant to this section rather than by litigation. Claims will be decided by a neutral arbitrator. **No Party will have the right to participate in a representative capacity or as a member of any class pertaining to any Claim subject to arbitration.** Arbitration procedures are generally simpler than the rules that apply in court, and discovery is more limited. The arbitrator's decisions are as enforceable as any court order and are subject to very limited review by a court. Except as set forth below, the arbitrator's decision will be final and binding. Other rights you or we would have in court may also not be available in arbitration. The arbitrator's authority is limited to Claims in this Agreement. Claims may not be consolidated unless all Parties agree, in writing. Any arbitration award and any judgment confirming it will apply only to a specific Claim and cannot be used in any other case except to enforce the award. Arbitration herein is governed by the Federal Arbitration Act ("FAA") and the selected arbitration organization's rules in effect when the Claim is filed. Before beginning arbitration, the Party making a Claim shall send a Notice of Claim to the other. Claims will be referred to either JAMS (www.jamsadr.com) or American Arbitration Association (www.adr.org) as selected by the party making the Claim. Claims may also be referred to another arbitration organization if you and we agree in writing or to an arbitrator appointed pursuant to section 5 of the FAA, 9 U.S.C. §§ 1-16.

If a Claim is for $10,000 or less, Borrower or Business Representative may choose whether the arbitration will be conducted solely based on documents, through a telephonic hearing, or by an in-person hearing. The arbitrator will give a brief written explanation of the award. The arbitrator's award will be final and binding except for any appeal right provided for the FAA. A Party will have 30 days to appeal the award by notifying the arbitration organization and all Parties in writing. The organization will appoint a three-arbitrator panel to decide, anew, by majority vote based on written submissions, any aspect of the decision objected to. Judgment upon any award may be entered in any court having jurisdiction.

You will be responsible for paying your share of any initial arbitration fee (including filing, administrative, hearing or other fees), but only up to the amount of the filing fees you would have incurred if you had brought the Claim in court. We will be responsible for advancing any additional arbitration fees for an original Claim. We may seek reimbursement of any fees advanced as a cost or fee under Section 1.16 in the event we obtain an award against you or Business Representative. Any costs of an Appeal will be borne by each Party with no advancement from us and we will seek reimbursement of those fees under Section 1.16.

III. REPRESENTATIONS, WARRANTIES AND COVENANTS

Each of Borrower and Business Representative represents, warrants and covenants the following as of the date hereof and at all times during the term of this Agreement:

3.1. Representations. You represent that as of the date of this Agreement (i) you have no present intention to close or cease operating your business, in whole or in part, temporarily or permanently, (ii) you are solvent and not contemplating any insolvency or bankruptcy proceeding, (iii) during the four (4) months preceding the date hereof, neither Borrower nor any Business Representative has discussed with or among Borrower's management, counsel, or any other advisor or creditor, any potential insolvency, voluntary or involuntary bankruptcy, receivership, or assignment for the benefit of creditors with respect to Borrower and no such action or proceeding has been filed or is pending, and (iv) no eviction or foreclosure is pending or threatened against Borrower.

3.2. Covenant Representation. Borrower shall comply with each of the Borrower Contractual Covenants as set forth herein.

3.3. Business Information. All information (financial and other) provided by or on behalf of Borrower to Bank in connection with the execution of or pursuant to this Agreement and during the term of this Agreement is and will be true, accurate and complete in all respects. Borrower shall furnish Bank such information as Bank may request from time to time.
3.4. Reliance on Information. Borrower and Business Representative acknowledge and agree that all information (financial and other) provided by or on behalf of Borrower and Business Representative either as of the date hereof or hereafter has been and may continue to be relied upon by Bank in connection with any decision that Bank makes to extend additional time to repay or to loan you future funds.
3.5. Compliance with Laws and Regulations. Borrower is in compliance with any and all federal, state and local laws and regulations and rules and regulations relating to (i) the operation of Borrower's business, including the collection of accounts receivable, and (ii) the provider of the Business Payment Account and Bank Account and any online sales channels (e.g., eBay) applicable to Borrower's business. Borrower possesses and is in compliance with all permits, licenses, approvals, consents, registrations and other authorizations necessary to own, operate and lease its properties and to conduct the business in which it is presently engaged.
3.6. Authorization. Borrower and Business Representative have full power and authority to enter into and perform the obligations under this Agreement, all of which have been duly authorized by all necessary and proper actions.
3.7. Insurance. Borrower shall maintain insurance in such amounts and against such risks as are consistent with past practice and shall show proof of such insurance upon the request of Bank.
3.8. Change in Name or Location. Borrower does not and shall not conduct Borrower's business under any name other than as disclosed to Bank and shall not change its place of business without advance written notice of at least seven (7) business days.
3.9. Business Representative. Business Representative shall cause Borrower to fulfill each of Borrower's covenants hereunder.
3.10. Working Capital Funding. Borrower shall not enter into any arrangement, agreement or commitment that relates to or involves Borrower's accounts receivable, whether in the form of a purchase of, a loan against, or the sale or purchase of credits against, Borrower's accounts receivable or future credit card or online sales with any party other than Bank.
3.11. Unencumbered Accounts Receivable. Borrower has good, complete and marketable title to all of its accounts receivable, free and clear of any and all liabilities, liens, claims, charges, restrictions, conditions, options, rights, mortgages, security interests, equities, pledges and encumbrances of any kind or nature whatsoever or any other rights or interests that may be inconsistent with the transactions contemplated with, or adverse to the interests of, Bank.
3.12. Business Purpose. Borrower is a valid business in good standing under the laws of the jurisdictions in which it is organized and/or operates, and Borrower is entering into this Agreement solely for business purposes and not as a consumer for personal, family or household purposes. Borrower's Business Payment Account and Bank Account are each specifically designated as business purpose accounts and are each used solely for sales of goods and or services sold or rendered by Borrower and not used for personal, family or household purposes.

IV. ADDITIONAL TERMS

4.1. Security Interest. Borrower grants to Bank, to secure Borrower's performance under this Agreement, a continuing security interest in any and all assets of Borrower, wherever found, that Borrower now owns or shall acquire, including, but not limited to: (a) all tangible and intangible personal property of Borrower, including, but not limited to, all cash or cash equivalents, accounts, deposit accounts, chattel paper, documents, equipment, general intangibles, instruments, inventory, investment property (including certificated and uncertificated securities, securities accounts, securities entitlements, commodity contracts and commodity accounts), letter of credit rights, commercial tort claims and as-extracted collateral (as those terms are defined in Article 9 of the Uniform Commercial Code ("UCC") in effect from time-to-time in the State of Utah); (b) all patents, patent applications, trademarks, trade names, service marks, logos, copyrights, and other sources of business identifiers, and all registrations, recordings and applications with the U.S. Patent and Trademark Office ("USPTO") and U.S. Copyright Office and all renewals, reissues and extensions thereof (collectively "IP"), together with any written agreement granting any right to use any IP; and (c) all accessions, attachments, accessories, parts, supplies and replacements, products, proceeds and collections with respect to the items described in (a) and (b) above, as those terms are defined in Article 9 of the UCC and all records and data relating thereto.
4.2. Financing Statements. Borrower understands and agrees that Bank may at any time file one or more (i) UCC-1 financing statements, lien entry form or other document to perfect, amend, or continue any interest granted in Section 4.1 above and (ii) assignments with USPTO and/or U.S. Copyright Office to perfect any security interest in IP described above. Borrower agrees to cooperate with Bank as may be necessary to accomplish said filing and authorizes Bank to sign Borrower's name to affect the filing or continuation of any such filings.
4.3. Remedies. In the event that any representation or warranty of Borrower or Business Representative contained in this Agreement is not true, accurate and complete, or in the event of a breach of any of the covenants contained in this Agreement, including the Borrower Contractual Covenants, Bank shall be entitled to all remedies available under law. The obligation of Business Representative in Section 1.11 of this Agreement is primary, direct, and unconditional, and Business Representative waives any right to require Bank to proceed first against Borrower before recovering damages from Business Representative. Borrower and Business Representative hereby waive any and all defenses to liability under this Agreement other than payment in full.
4.4. Protection of Information. Except for Confidential Information (as defined below), Borrower and Business Representative each authorize Bank to disclose to any third party information concerning Borrower's and Business Representative's business conduct. Borrower and Business Representative hereby waive to the maximum extent permitted by law any claim for damages against Bank or any of its affiliates relating to any (i) investigation undertaken by or on behalf of Bank as permitted by this Agreement or (ii) disclosure of information as permitted by this Agreement.
4.5. Confidentiality. Borrower understands and agrees that the terms and conditions of the products and services offered by Bank, including this Agreement and any other Bank documentation (collectively, "Confidential Information") are proprietary and confidential information of Bank. Accordingly, unless disclosure is required by law or court order, Borrower shall not disclose Confidential Information to any person other than an attorney, accountant, financial advisor or employee of Borrower who needs to know such information for the purpose of advising Borrower ("Advisor"), provided such Advisor uses such information solely for the purpose of advising Borrower and first agrees in writing to be bound by the terms of this Section 4.5. The foregoing covenants of Borrower shall exist for the duration of the relationship of the parties and,

with respect to all Confidential Information, that comprises a Trade Secret (under Georgia law) for so long as such information continues to constitute a Trade Secret and, otherwise, for three (3) years after termination of the relationship between the parties.
4.6. Transfer and Assignment. We reserve the right to sell, transfer, or assign all or any portion of our interest in this Agreement to another entity or person and Borrower and Business Representative hereby knowingly consent to such sale, transfer, or assignment. This Agreement, and the rights and obligations under this Agreement, may not be assigned by Borrower or Business Representative (including by operation of law) without our prior written consent and any purported assignment in violation of the foregoing shall be void *ab initio*.
4.7. Publicity. Borrower and Business Representative authorize Bank to use Borrower's or Business Representative's name in a listing of clients and in advertising and marketing materials.

V. MISCELLANEOUS

5.1. Modifications; Amendments; Construction. No modification, amendment, or waiver of any provision of this Agreement shall be effective unless the same shall be in writing and signed by the parties affected, such execution by all parties being an express prerequisite to enforceability. The headings of the sections and subsections herein are inserted for convenience only and under no circumstances shall they affect in any way the meaning or interpretation of this Agreement. For purposes of this Agreement, "including" shall mean "including, without limitation."
5.2. Notices. Except as otherwise provided in this Agreement, any notice provided under this Agreement must be in writing but may be provided electronically. Notices will be deemed given when properly addressed and deposited in the U.S. mail, postage prepaid, First Class mail; delivered in person; or sent by registered mail; by certified mail; by nationally recognized overnight courier; or by electronic mail. Notice to you will be sent to your last known physical address or electronic mail address in our records. Notice to any of you will be deemed notice to all of you. Notice to us may be sent to *Kabbage®* Program, P.O. Box 77081, Atlanta, GA 30357. You agree to notify us immediately if you change your name, your postal or electronic mail address or other contact information, if there are any errors in the information regarding transactions on your account or information that you provide to us, or if any of you dies, is declared incompetent or is subject of a bankruptcy or insolvency proceeding. You agree that a notice of incompetence is not effective unless issued by a court having jurisdiction and we receive notice and instruction from the court. **Notwithstanding the above, we may, at our option, accept other evidence of incompetence acceptable to us. You agree to indemnify and hold us harmless from and against any and all claims relating to acceptance or non-acceptance of proof of incompetence in any transaction. This indemnity will survive termination of this Agreement.**
5.3. Waiver; Remedies. No delay on the part of Bank to exercise, and no delay in exercising, any right under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right under this Agreement preclude any other or further exercise of any other right. The remedies provided hereunder are cumulative and not exclusive of any remedies provided by law or equity.
5.4. D/B/A's. Borrower hereby acknowledges and agrees that Bank may be using "doing business as" or "d/b/a" names in connection with various matters relating to the transaction between Bank and Borrower, including the filing of UCC-1 financing statements and other notices or filings.
5.5. Binding Effect. This Agreement shall be binding upon and inure to the benefit of Borrower, Business Representative, Bank and their respective successors and permitted assigns.
5.6. Governing Law Consent to Jurisdiction and Venue. With the exception of Section II above (which is to be governed exclusively by the FAA), this Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Utah without regard to internal principles of conflict of laws. Such laws will govern the legality, enforceability and interpretation of this Agreement. Borrower and Business Representative understand and agree that Bank is located in Utah and Loan is issued in Utah. Borrower and Business Representative agree that these laws apply no matter where Borrower or Business Representative lives, is domiciled, or made this Agreement.
5.7. Term and Survival. This Agreement shall continue in full force and effect until all obligations hereunder have been satisfied in full; provided, however, that any Section that, by its terms suggests survival beyond termination hereof, shall so survive until the natural expiration thereof.
5.8. Severability. In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby.
5.9. Entire Agreement. This Agreement contains the entire agreement and understanding among Borrower, Business Representative, and Bank and supersedes all prior agreements and understandings, whether oral or in writing, relating to the subject matter hereof unless otherwise specifically reaffirmed or restated herein.
5.10. Jury Trial Waiver. THE PARTIES HERETO WAIVE TRIAL BY JURY IN ANY COURT IN ANY SUIT, ACTION OR PROCEEDING ON ANY MATTER ARISING IN CONNECTION WITH OR IN ANY WAY RELATED TO THE TRANSACTIONS OF WHICH THIS AGREEMENT IS A PART OR THE ENFORCEMENT HEREOF, EXCEPT WHERE SUCH WAIVER IS PROHIBITED BY LAW OR DEEMED BY A COURT OF LAW TO BE AGAINST PUBLIC POLICY. THE PARTIES HERETO ACKNOWLEDGE THAT EACH MAKES THIS WAIVER KNOWINGLY, WILLINGLY AND VOLUNTARILY AND WITHOUT DURESS, AND ONLY AFTER EXTENSIVE CONSIDERATION OF THE RAMIFICATIONS OF THIS WAIVER WITH THEIR ATTORNEYS.
5.11. Class Action Waiver. THE PARTIES HERETO WAIVE ANY RIGHT TO ASSERT ANY CLAIMS AGAINST THE OTHER PARTY AS A REPRESENTATIVE OR MEMBER IN ANY CLASS OR REPRESENTATIVE ACTION, EXCEPT WHERE SUCH WAIVER IS PROHIBITED BY LAW AGAINST PUBLIC POLICY. TO THE EXTENT EITHER PARTY IS PERMITTED BY LAW OR COURT OF LAW TO PROCEED WITH A CLASS OR REPRESENTATIVE ACTION AGAINST THE OTHER, THE PARTIES HEREBY AGREE THAT: (1) THE PREVAILING PARTY SHALL NOT BE ENTITLED TO RECOVER ATTORNEYS' FEES OR COSTS ASSOCIATED WITH PURSUING THE CLASS OR REPRESENTATIVE ACTION (NOT WITHSTANDING ANY OTHER PROVISION IN THIS AGREEMENT); AND (2) THE PARTY WHO INITIATES OR PARTICIPATES AS A MEMBER OF THE CLASS WILL NOT SUBMIT A CLAIM OR OTHERWISE PARTICIPATE IN ANY RECOVERY SECURED THROUGH THE CLASS OR REPRESENTATIVE ACTION.
5.12. Telephone Monitoring and Recording. To ensure that you receive quality service and for training purposes, Borrower and Business

Representative agree that any phone call may be monitored and/or recorded.

5.13. Communicating with You and Business Representative; Consent to Contact by Electronic and Other Means. For purposes of this Section 5.13 "you" means Borrower, Business Representative, and any agent or representative of Borrower or Business Representative, collectively and individually, for purposes of communications between you and Bank regarding this Agreement and related commercial transactions. You agree that we may contact you as provided in this paragraph. We may contact you for any lawful reason, including for the collection of amounts owed to us and for the offering of products or services to Borrower in compliance with our Bank Privacy Policy in effect from time to time. No such contact will be deemed unsolicited. You specifically agree that we may (i) contact you at any address (including email) or telephone number (including wireless cellular telephone, ported landline, facsimile or VoIP telephone number) as you may provide to us from time to time, even if you asked to have your number added to any state or federal do-not-call registry; (ii) use any means of communication, including, but not limited to, postal mail, electronic mail, telephone, facsimile or other technology, to reach you; (iii) use automatic dialing and announcing devices which may play recorded messages; and (iv) send text messages to your telephone. Your consent to be contacted by us is provided as part of the consideration for this Loan, and, as such, is an essential term of this Agreement. Accordingly, such consent may be withdrawn only as part of a written modification of this Agreement in accordance with Section 5.1 above, unless applicable law restricts our enforcement of this provision, in which case this provision is to be applied to the fullest extent not prohibited by law.

5.14. In Case of Errors or Questions about Your Monthly Statement

If you think your monthly statement is wrong, or if you need more information about an item on your monthly statement, write as soon as possible to: *Kabbage®* Business Loan Account Inquiries, P.O. Box 77081, Atlanta, GA 30357. We must hear from you no later than 60 days after we sent you the first monthly statement on which the error or problem appeared.

In your letter, please give us the following information:

- Your name and email address,
- The dollar amount of the suspected error,
- A description of the error, and
- An explanation of why you believe there is an error.

If you need more information, describe the item you are unsure about. **You remain obligated to make any remaining Total Minimum Monthly Payment while we investigate.**